Exhibit 99. 01

5 Results Way Cupertino, CA 95014 t 408.864.2600 f 408.342.1615 www.arcsight.com
ArcSight Appoints Roger Siboni to Board of Directors
CUPERTINO, CA — June 16, 2009 — ArcSight, Inc. (NASDAQ: ARST), a leading global provider of compliance and security management solutions that protect enterprises and government agencies, today announced the appointment of Roger Siboni to its board of directors.
Mr. Siboni, 54, who is currently an independent investor, previously served as president and chief executive officer of E.piphany, Inc., a provider of customer interaction software, from August 1998 to July 2003. He also served chairman of the board of directors of E.piphany from December 1999 until it was acquired by SSA Global Technologies, Inc. in September 2005. Before joining E.piphany, Mr. Siboni served in various positions at KPMG Peat Marwick from July 1993 to August 1998, a worldwide accounting and consulting organization, most recently as Deputy Chairman and Chief Operating Officer. He currently serves on the boards of Cadence Design Systems, Dolby Laboratories, Inc. and infoGroup Inc. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley, and previously served as Chairman of the Advisory Board for the Walter A. Haas School of Business at the University of California at Berkeley.
“We welcome Roger to ArcSight,” commented Tom Reilly, president and CEO of ArcSight. “We feel we have recruited an incredibly talented person to join our board, and I personally look forward to benefiting from his insights and his wealth of experience.”
About ArcSight
ArcSight (NASDAQ: ARST) is a leading global provider of compliance and security management solutions that protect enterprises and government agencies. ArcSight helps customers comply with corporate and regulatory policy, safeguard their assets and processes, and control risk. The ArcSight platform collects and correlates user activity and event data across the enterprise so that businesses can rapidly identify, prioritize, and respond to compliance violations, policy breaches, cybersecurity attacks, and insider threats. For more information, visit www.arcsight.com. (ARST-IR)
Cautionary Statement Regarding Forward Looking Statements
This news release contains forward-looking statements, including without limitation those regarding anticipated benefits from Mr. Siboni’s participation on ArcSight’s board of directors. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: the risk that Mr. Siboni may be unable to participate on ArcSight’s board as expected, or to make the contributions that are anticipated; and other risks detailed under the caption “Risk Factors” in the ArcSight Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on March 12, 2009 and the company’s other filings with the SEC. You can obtain copies of the company’s Quarterly Report on Form 10-Q and its other SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and ArcSight undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.
© 2009 ArcSight, Inc. All rights reserved. ArcSight and the ArcSight logo are trademarks of ArcSight, Inc.
Investor Relations Contact:
Robert Dougherty
FD
415-293-4427
robert.dougherty@fd.com